UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 6, 2009
GENESCO INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	1-3083	62-0211340

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Murfreesboro Road
Nashville, Tennessee	37217-2895

(Address of Principal Executive Offices)	(Zip Code)
(615) 367-7000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO DEFINITIVE MATERIAL AGREEMENT
     On November 5, 2009, Genesco Inc. (the “Company”) entered into separate conversion agreements with certain holders of its 4.125% Convertible Subordinated Debentures due 2023 (the “Debentures”) pursuant to which holders of approximately $16.04 million in aggregate principal amount of the Debentures agreed to convert each $1,000 principal amount of their Debentures into 49.8462 shares of the Company’s common stock pursuant to their terms in exchange for the early payment of 75% of the accrued interest on the Debentures from the last interest payment date through November 9, 2009, representing approximately $12.46 on each of the Debentures for an aggregate payment of $199,873 (the “Conversion Transaction”). After completion of the conversions, $8.775 million aggregate principal amount of the Debentures remain outstanding. A copy of the form of conversion agreement is filed with this Current Report as Exhibit 10.1.
ITEM 2.04. TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT
     On November 3, 2009, pursuant to the Indenture (the “Indenture”) dated June 24, 2003 by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), the Company issued a notice of redemption to the holders of the Debentures at 100% of the principal amount, plus accrued and unpaid interest to the redemption date, December 3, 2009 (“Redemption”). The Company is using cash flow from operations and borrowings under its credit facility to fund the Redemption. After the Redemption, there will be no Debentures outstanding.
ITEM 7.01 REGULATION FD DISCLOSURE
     On November 5, 2009, the Company issued a press release announcing the Conversion Transaction. A copy of the Company’s press release is attached to this Current Report as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit Number	Description

10.1	Form of Conversion Agreement

99.1	Press release dated November 5, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESCO INC.
Date: November 6, 2009	By:	/s Roger G. Sisson
	Name:	Roger G. Sisson
	Title:	Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

No.	Exhibit

10.1	Form of Conversion Agreement

99.1	Press release dated November 5, 2009